UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2013

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania		15219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 27, 2013, Koppers Inc. (“Koppers”), a wholly-owned subsidiary of Koppers Holdings Inc., entered into a $300.0 million revolving credit facility (the “Credit Agreement”) with a syndicate of banks led by PNC Capital Markets LLC and co-led by RBS Citizens N.A. and Banc of America Securities LLC as joint book runners. The Credit Agreement matures on March 27, 2018, has an initial interest rate of LIBOR plus 175 basis points, and is subject to certain covenants including, among others, maximum leverage and minimum fixed charges coverage, limitations on Koppers’ ability to incur liens or become liable with respect to a guaranty, limitations on Koppers’ ability to consummate a merger, consolidation, acquisition or dispose of certain assets and limitations on Koppers’ ability to change the nature of its business. The Credit Agreement amends and restates the existing $300.0 million revolving credit facility, which was to expire in March 2015.

The obligation of Koppers to pay amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of an “Event of Default’ as defined in the Credit Agreement. Such Events of Default include, among others, (1) Koppers’ failure to pay the principal of, or interest on, borrowings under the agreement, (2) any representation or warranty of Koppers in the agreement proving to be materially false or misleading, (3) Koppers’ breach of any of its covenants contained in the agreement, (4) the bankruptcy or insolvency of Koppers and (5) the failure of certain third-party indemnitors to perform their obligations to a certain extent.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Effective March 27, 2013, the amended and restated credit agreement by and among Koppers, the Guarantors party thereto, the Lenders party thereto, PNC Capital Markets LLC and RBS Greenwich Capital as co-lead arrangers; PNC Capital Markets LLC, Banc of America Securities LLC and RBS Greenwich Capital, as joint bookrunners; PNC Bank, National Association, as administrative agent; Bank of America, N.A., as documentation agent; and Citizens Bank of Pennsylvania, First Commonwealth Bank and Wells Fargo Bank, N.A., as syndication agents, dated as of October 31, 2008, as amended (the “Prior Credit Agreement”) was replaced by the Credit Agreement. The Prior Credit Agreement provided for a $300.0 million revolving credit facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms of the Credit Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement by and among Koppers Inc., the Guarantors party thereto, the Lenders party thereto, PNC Capital Markets LLC and RBS Citizens N.A., as Co-Lead Arrangers; PNC Capital Markets LLC, Banc of America Securities LLC and RBS Citizens N.A., as Joint Bookrunners; PNC Bank, National Association, as Administrative Agent; Bank of America, N.A., as Documentation Agent; and Citizens Bank of Pennsylvania, First Commonwealth Bank and Wells Fargo Bank, N.A., as Syndication Agents, dated as of March 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2013

KOPPERS HOLDINGS INC.

By:	/s/ Leroy M. Ball
Leroy M. Ball
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Amended and Restated Credit Agreement by and among Koppers Inc., the Guarantors party thereto, the Lenders party thereto, PNC Capital Markets LLC and RBS Citizens N.A., as Co-Lead Arrangers; PNC Capital Markets LLC, Banc of America Securities LLC and RBS Citizens N.A., as Joint Bookrunners; PNC Bank, National Association, as Administrative Agent; Bank of America, N.A., as Documentation Agent; and Citizens Bank of Pennsylvania, First Commonwealth Bank and Wells Fargo Bank, N.A., as Syndication Agents, dated as of March 27, 2013.	Filed herewith.